EXHIBIT 99.4


                   GOVERNANCE AND NOMINATING COMMITTEE CHARTER

                            The ServiceMaster Company
            (as adopted by the Board of Directors on July 19, 2002,
                           revised October 24, 2003)

The Board of Directors of the Company has considered and approved this Charter in order to set forth the purpose, membership requirements, duties and responsibilities of the Governance and Nominating Committee.

Purpose and Responsibilities

The purpose and responsibilities of the Committee are to (1) develop and recommend to the Board a set of corporate governance principles applicable to the Company, (2) identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders and (3) oversee the evaluation of the Board and management.

Number of Members and Independence Requirements

The members of the Committee are nominated and appointed as provided in the Bylaws and this Charter. The Committee shall have at least three directors. After considering the recommendation of the Committee, the Board will designate one person to serve as Chairman of the Committee.

In accordance with the New York Stock Exchange listing standards, no Committee member may:

     (1) have a material relationship with the Company (as affirmatively determined by the Board), either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company; provided, that a director will not be considered to have a material relationship with the Company if (i) the director is a partner, principal, counsel or advisor to, shareholder, director or officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company and the director does not receive any compensation (paid, deferred or otherwise) as a direct result of such business with the Company and (ii) the director is an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than 1% (and no more than $50,000) of that organization's total annual charitable receipts (the Company's automatic matching of employee charitable contributions will not be included in the amount of the Company's contributions for this purpose); provided, further, that a director will be considered to have a material relationship with the Company if the director is an officer of another company that is not a charitable organization and any of the Company's present executives serves on that other company's board of directors;

     (2) be an employee, or have an immediate family member who is an executive officer, of the Company;

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     (3)  receive,  or have an immediate  family member who receives,  more than
          $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

     (4) be affiliated with or employed by, or have an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

     (5) be employed, or have an immediate family member who is employed, as an executive officer of another company where any of the Company's present executives serve on that other company's compensation committee; or

     (6) be an executive officer or an employee, or have an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

An immediate family member includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home.

No Committee member will be considered independent until a period of three years (or any shorter period provided under the New York Stock Exchange listing standards) has elapsed from the end of the relationships described in subsections (2)-(6) above.

The Company will disclose in its proxy statement the Board's determinations regarding the independence of each Committee member.

Process for Considering Director Candidates Recommended by Shareholders

As set forth in Section 4.5 of the Bylaws, only qualified candidates may be elected to the Board. The Committee will review the nomination by a shareholder of the Company of a qualified candidate for election to the Board if all of the requirements set forth in Section 4.5 of the Bylaws are satisfied. Section 4.5 of the Bylaws is attached as Exhibit A to this Charter.

Meetings

The Committee will meet at least four times annually, or more frequently as circumstances may warrant. Generally, and as appropriate, the Committee will meet with, and receive reports from management. The Committee may hold executive sessions without management to discuss any matters that the Committee believes should be discussed privately.

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Duties

The Committee has the following duties:

     1. develop and recommend to the Board a set of corporate governance principles applicable to the Company, and periodically review the adequacy of such principles;

     2. recommend to the Board guidelines and criteria to determine the qualifications to serve and continue to serve as a director;

     3.   identify and review the qualifications of, and recommend to the Board,
          (i) individuals to be nominated by the Board for election to the Board by shareholders at each annual meeting of shareholders and (ii) individuals to be elected to any vacancy on the Board which shall occur for any reason;

     4. review the nomination by a shareholder of the Company of a qualified candidate for election to the Board if such nomination is submitted within the time limits and in the manner prescribed in this Charter and the Bylaws;

     5.   recommend to the Board appointments to committees of the Board;

     6. periodically review the size, composition and organization of the Board and its committees and recommend policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, stock ownership guidelines, independence requirements, frequency of Board meetings and terms of directors;

     7. oversee the evaluation of the performance of the Board, its committees and of members of the Board who are not employees of the Company;

     8. review other corporate governance and similar matters relevant to the Company, including, without limitation, the Charters of other committees of the Board and the independence of directors, and recommend policies, changes or other action it deems necessary or appropriate;

     9.   review the Company's charitable contributions budget;

     10. review and periodically assess the adequacy of the Company's code of conduct, including compliance with (i) the New York Stock Exchange listing standards which requires a code of conduct for the Board, officers and employees that addresses (1) conflicts of interest; (2) corporate opportunities; (3) confidentiality; (4) fair dealing; (5) protection and proper use of Company assets; (6) compliance with laws, rules, and regulations (including insider trading laws); and (7) encouraging the reporting of any illegal or unethical behavior and
          (ii) Item 406 of Regulation S-K which requires the disclosure of whether the Company has adopted a code of conduct that applies to the Chief Executive Officer, Chief Financial Officer, Controller or persons performing

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          similar  functions  that addresses (1) honest and
          ethical conduct; (2) full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission reports and other public communications; (3) compliance with applicable governmental laws, rules and regulations; (4) prompt internal reporting of any violation of the code of conduct to an appropriate person identified in the code of conduct; and (5) accountability for adherence to the code of conduct;

     11. review transactions or arrangements (financial or otherwise) between the Company and one or more directors or corporate officers, other than compensation decisions, and make recommendations to the Board with respect thereto;

     12. engage independent counsel and other advisers, as it determines necessary or appropriate to carry out its duties;

     13. the Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms;

     14.  evaluate the Committee's performance at least annually;

     15.  make regular reports to the Board regarding its activities;

     16.  determine through its Chairman the agenda of its meetings;

     17. periodically review the adequacy of this Charter and submit this Charter to the Board for its approval; and

     18. perform any other activities consistent with this Charter, the Company's Bylaws and applicable laws as the Committee or Board deems necessary or appropriate.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee deems appropriate.


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                                    EXHIBIT A

Section 4.5  Election of Directors by Stockholders.

     (a) Election by Plurality Vote. Qualified candidates (as hereinafter defined) for election as directors at any meeting of the stockholders of the Company shall be elected by plurality vote. Accordingly, if votes are cast for more individuals than the number of positions to be filled at that meeting, then a qualified candidate shall be deemed elected to one of those positions if the number of qualified candidates who received more votes than that individual are less than the number of positions on the Board which are to be filled at that meeting. (For example, if five positions on the Board were up for election at any particular stockholders meeting, then the five qualified candidates who receive more votes than any other qualified candidates shall be deemed elected at that meeting). Without limiting by implication the generality of the preceding provision, it shall not be necessary for election to the Board that a candidate receive a majority of the votes comprising the quorum for the meeting so long as the individual receives a number of votes sufficient for election under the terms of this paragraph (a).

     (b) Number of Votes Cast by a Stockholder. Each stockholder shall be entitled to cast with respect to each position on the Board to be elected by stockholders at that meeting a number of votes attributable to the record shares in the common voting class held of record by that stockholder at the relevant record date and such stockholder may distribute those votes among qualified candidates for election to that position in such manner as such stockholder may wish.

     (c) No Cumulative Voting. Voting for directors shall not be cumulative. Accordingly, the maximum number of votes a stockholder shall be entitled to cast for any particular qualified candidate shall not exceed the number of votes attributable to the record shares in the common voting class held of record by that stockholder at the relevant record date.

     (d) Effective Voting Limited to Qualified Candidates. Only qualified candidates may be elected to the Board at any particular stockholders meeting. Votes cast in favor of an individual who is not a qualified candidate shall not be effective to elect that individual to the Board regardless of whether (i) that individual receives a greater number of votes than qualified candidates who are elected to the Board under the preceding provisions of this section or (ii) no other individual receives any votes at that meeting (which might be the case if an individual were proposed for election to a vacant position on the Board at a special meeting which was not called by the Board for the purpose of electing directors or for which no qualified candidate was nominated).

     (e) Identification of Qualified Candidates. An individual shall be deemed a qualified candidate for election to the Board at any particular stockholders meeting if that individual (i) is younger than age 70 at the date he or she is to be elected and (ii) shall have been nominated for election by the Board or shall have been nominated for election in a manner which satisfies all of the requirements specified in paragraph (g) of this Section 4.5.

     (f) Status of Non-Independent Candidates. As used in this paragraph (f), the term "non-independent candidate" as applied to any particular election of directors means an individual

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who satisfies the  conditions of clauses (i) and
(ii) of paragraph (e) above but who is not an "independent director" under the standard prescribed in Section 7.5.2 of the Certificate of Incorporation. In the event that in any particular election of directors Section 7.5.1 of the
Certificate of Incorporation would permit some but not all of the non-independent candidates for director at that election to be elected to the Board, then paragraph (d) of this Section 4.5 shall be applied to fill positions on the Board as if all of the non-independent candidates were qualified candidates until all positions available for non-independent candidates at that election under Section 7.5.1 of the Certificate of Incorporation are filled. The remaining non-independent candidates shall, in accordance paragraph (d) of this
Section 4.5, be deemed to be not qualified candidates.

     (g) Candidates Not Nominated by the Board. In order for an individual not nominated by the Board to be a "qualified candidate" for election to the Board at any particular meeting of stockholders, all of the following requirements must be satisfied:

     (1) The nomination must be made for an election to be held at an annual meeting of stockholders or a special meeting of stockholders in which the Board has determined that candidates will be elected by the common voting class to one or more positions on the Board;

     (2) The individual must be nominated by a stockholder who shall be the record owner on the record date for that meeting and at that meeting of shares entitled to be voted at that meeting for the election of directors (a "nominating stockholder");

     (3) The nominating stockholder must deliver a timely written nomination notice to the office of the Company's Corporate Secretary at the Company's principal executive office which provides the information required by these Bylaws;

     (4) To be timely for an annual meeting, a stockholder's notice must be actually delivered to the Corporate Secretary's office not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that:

               (i) if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, and

               (ii) if the  number of  directors  to be  elected to the Board is increased and there in no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 115 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's nominating notice required by this Bylaw shall also be

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                    considered timely, but only with respect to nominees
                    for any new positions created by such increase, if (x) the stockholder shall have nominated candidates in accordance with the requirements in these Bylaws for all Board
                    positions   not  covered  by  such   increase  and  (y)  the
                    nomination notice for candidates to fill the expanded positions shall be actually delivered to the Corporate Secretary at the Company's principal executive office not later than the close of business on the 10th day following the day on which such public announcement is first made by Company;

     (5) If the election is to be held at a special stockholders meeting, a stockholder's nominating notice required by this Bylaw shall be considered timely for that meeting if it shall be actually delivered to the Corporate Secretary's office at the Company's principal executive office not later than the close of business on the 10th day following the day on which the Company shall first publicly announce the date of the special meeting and that a vote by stockholders will be taken at that meeting to elect a director or directors;

     (6) In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

     (7)  Such stockholder's nomination notice shall --

               (i) set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder;

               (ii) be accompanied by each  nominee's  written  consent to being named in the proxy statement as a nominee and to serving as a director if elected;

               (iii)set forth the name and  address  of the  stockholder  giving the notice and the beneficial owner of the shares owned of record by the beneficial owner, and the telephone number at which the Company will be able to reach the stockholder, the beneficial owner and each nominee during usual business hours during the period through the meeting at which the nomination is to take place;


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               (iv) set  forth the  class  and  number of shares of the  Company
                    which  are  owned   beneficially   and  of  record  by  such
                    stockholder and such beneficial owner; and

               (v) be accompanied by each nominee's undertaking to affirm, at the time of his or her election to the Board, his or her independence under the standard prescribed in Section 7.5 of the Certificate of Incorporation, or if the nominee cannot affirm his or her independence, then the nominee shall explain in reasonable detail why he or she is unable to do so; and

     (8) The nominating stockholder, the beneficial owner and each nominee shall provide such other information as any Executive Officer shall reasonably deem relevant within such time limits as any Executive Officer shall reasonably impose for such information.






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